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Exhibit 21.1

LIST OF SUBSIDIARIES

SeeBeyond Technology Corporation Australia, Proprietary Limited

SeeBeyond Technology Corporation (UK) Limited

STC Software Technologies Corporation (Deutschland) GmbH

SeeBeyond (Belgium) SA

SeeBeyond France Sarl

SeeBeyond Technology Corporation Japan KK

SeeBeyond Limited (Hong Kong)

SeeBeyond Limited (New Zealand)

STC Software Singapore Pte Ltd

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Exhibit 21.1
LIST OF SUBSIDIARIES